CODE OF ETHICS

                THE PENNSYLVANIA AVENUE FUNDS

Pursuant to the requirements of Rule 17j-1 (under the Investment Company Act of 1940) and in order to protect against certain unlawful acts, practices and courses of business by certain individuals or entities related to The
Pennsylvania Avenue Funds and any series thereof (the
"Fund"), the Fund hereby adopts the following Code of Ethics and procedures for implementing the provisions of the Code:

1. As used in this Code of Ethics:
 a) "Access Person" means a Director, Officer or Advisory
Person (as defined in b below) of the Fund;
 b) "Advisory Person" means any employee of the Fund who, in connection with his regular functions or duties, makes, participates in, obtains information regarding purchase or sale of a security by the Fund or whose functions or duties relate to the making of such recommendations, and any natural person in a control relationship to the Fund who obtained information concerning recommendations made to the Fund with regard to the purchase or sale of any Security;
 c) "Affiliated Person" has the meaning set forth in
Section 2 (a) (3) of the Investment Company Act of 1940;
 d) "Purchase or Sale of a Security" includes the writing of an option to purchase or sell a Security;
 e) "Security" has the meaning set forth in Section 3 (a)
(10) of the Securities Act of 1940 as amended, but does not include obligations of the U.S. government, open-ended investment companies and bankers' acceptances, bank certificates of deposit, commercial paper and high quality short term debt instruments;
 f) "Portfolio Security" means any Security that is being or during the past 30 days has been purchased or sold by the Fund or considered by the Fund for purchase or sale by the Fund;
 g) "Person" means a natural person, partnership, corporation, trust, estate, joint venture, business trust, association, cooperative, government (or any subdivision, branch or agency thereof), governmental entity, foundation, or other entity.

2. a) Except as provided below, every Access Person shall report to the Fund, no later than 10 days after becoming an Access Person, the following information:
  i. The title, number of shares (for equity securities) or principal amount (for debt securities) of each Security in which the Access Person has any direct or indirect
  Beneficial Ownership when the person became an Access
  Person.
  ii. The name of any broker, dealer or bank with whom the Access Person maintained an account in which the Access

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  Person had Beneficial Ownership of Securities as of that
  date.
 An independent trustee of the Fund need not report this information.

 b) Except as provided below, no Later than January 10 of each year, every Access Person shall submit to the Fund a report showing for all Securities beneficially owned by the Access Person, the title, number of shares or principal amount, the broker, dealer or bank at which the Securities are held. An Access Person may exclude from the above reports transactions involving open ended mutual funds, direct U.S. Government obligations, purchases that are part of a dividend reinvestment plan, purchases effected upon exercise of rights issued by an issuer pro-rata to all holders of its Securities, and sales of such rights so acquired. An independent trustee of the Fund need not report this information.

c) Except as provided below, no later than 10 calendar days after the end of a quarter, every Access Person, for all accounts in which he or she has any direct or indirect beneficial ownership, shall report for all transactions in
Securities: the transaction date, description of Securities purchased or sold, shares or principal amounts involved, price executed, name of executing broker, dealer or bank.

An independent trustee of the Fund need only report a transaction in a quarterly transaction report if such trustee, at the time of the transaction knew or, in the ordinary course of fulfilling his or her official duties as a Trustee of the Fund, should have know that, during the 15 day period immediately before or after the date of the transaction by the trustee, that the same security was purchased or sold by the Fund or was being considered by the Fund or the Adviser for purchase or sale by the Fund.

3. No Access Person shall disclose, divulge or communicate to any person (other than another Access Person) directly or indirectly, any private, privileged or otherwise material nonpublic information regarding the Fund and relating to Held Securities, Portfolio Securities or any completed or proposed transactions involving Held
Securities and/or Portfolio Securities.

4. At least annually, the Fund and Adviser must furnish to its Board of Trustees a written report that:
 a) Summarizes current procedures under the Code and any changes to those procedures since the last report;
 b) Identifies all material violations of the Code or any related procedures, and any sanctions imposed with respect thereto;
 c) Lists any recommended changes to the Code as a result of experience, evolving industry practices or changes in applicable laws or regulations;

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 d) Certifies that the Fund/Adviser has adopted procedures
 reasonably necessary to prevent Access Persons from violating the Code.

5. Access Persons other than independent trustees must obtain approval from the board of trustees before directly or indirectly participating in these initial public offerings or limited offerings.

6. The Fund shall require that its Investment Adviser adopt
Codes of Ethics substantially identical to this Code with respect to the Fund's Portfolio Securities.

7. This plan shall be effective as of the effective date of the Fund's registration with the SEC.

IN WITNESS WHEREOF, the Fund has caused this Code of Ethics to be executed by its Trustees thereunto duly authorized, as of the 6th day of June 2003.


         Pennsylvania Avenue Funds By
                             /s/THOMAS KIRCHNER
                             _____________________________
                             Thomas Kirchner, President

         Pennsylvania Avenue Funds By
                             /s/GARY TERNULLO
                             _____________________________
                             Gary Ternullo, Trustee

         Pennsylvania Avenue Funds By
                             /s/GALE WITOONCHATREE
                             _____________________________
                             Gale Witoonchatree, Trustee